Exhibit 99.1

EDCI - Q2 2007 Entertainment Distribution Company, Inc. Earnings
Conference Call
August 07, 2007, 4:30 PM ET

CORPORATE PARTICIPANTS

 Mike Smargiassi
 Brainerd Communications - IR Contact

 Jordan Copland
 Entertainment Distribution Company, Inc. – Executive Vice President and CFO

 Jim Caparro
 Entertainment Distribution Company, Inc. – President and CEO

 Matthew Behrent

 Entertainment Distribution Company, Inc– Senior Vice President and Chief Acquisition Officer

CONFERENCE CALL PARTICIPANTS

 Robert Chapman
 Chapman Capital - Analyst

 David Kestenbaum
 Morgan Joseph - Analyst

 Nelson Obis
 Winfield Capital - Analyst

 Brian Luster
 Abernathy Capital - Analyst

 PRESENTATION

Operator

 Good afternoon. My name is Mary, and I will be your conference operator today. At this time, I would like to welcome everyone to Entertainment Distribution Company's second-quarter conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS). Also, please note that this conference call it is being recorded. Thank you.

It is now my pleasure to turn the floor over to your host, Mike Smargiassi. Sir, you may begin.

 Mike Smargiassi - Brainerd Communications - IR Contact

 Thank you and good afternoon. This is Mike Smargiassi of Brainerd Communicators. I would like to welcome you to Entertainment Distribution Company's conference call today.

Before we get started, I would like to remind you that this call is being recorded and the audio broadcast and replay of this teleconference will be available in the Investor Relations section on the Company's Web site at edcllc.com. You'll also be able to find the related press release on the Company's Web site.

The Private Securities Litigation Reform Act of 1995 contains the Safe Harbor provision for forward-looking statements. Forward-looking statements may be made during the call, and as you are aware, these statements may include projections regarding future revenue and earnings results and are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected as described in the cautionary statements included in EDC's Forms 10-Q and 10-K filed with the SEC. EDC assumes no obligation to update any forward-looking statements and does not intend to do so.

Throughout this call, the Company may present both GAAP and non-GAAP financial measures. A reconciliation of such results to the most comparable GAAP financial measure is available on EDC's Web site and the press release issued today. All non-GAAP financial measures are provided as a complement to the Company's GAAP results, and the Company encourages investors to carefully consider all GAAP measures before making an investment decision.

With us today are Jim Caparro, President and CEO, Jordan Copland, Executive Vice President and Chief Financial Officer, and Matt Behrent, Senior Vice President and Chief Acquisitions Officer.

I would now like to turn the call over to Jordan Copland.

 Jordan Copland - Entertainment Distribution Company, Inc. - CFO

 Thanks, Mike. Good afternoon and thank you for joining us to review and discuss our results for the second quarter of 2007. On today's call, I will provide detailed comments on the financial results for the quarter. Then I will turn the call over to Jim, after which we would be happy to take your questions.

The music industry continued to show weakness in the second quarter with reported physical sales declines of up to 20% in the U.S., depending on the source of the report. Europe, which continues to be the source of the majority of our profitability, experienced more moderate, high single-digit percentage declines in the second quarter. While EDC was up 1.7% in total units manufactured and distributed worldwide for the three months ended June 30, 2007, we were down 11.8%, excluding the Blackburn acquisition, which was not in the 2006 unit base. Normalizing the business to create a more accurate year-over-year comparable, EDC was down 7% globally on a unit basis in the second quarter of 2007, which we believe is slightly better than the industry taken as a whole.

On a relative basis, again normalizing to create a more precise year-over-year comparable, our U.S. businesses were off in the mid-teens percentages compared to our international businesses, which were down mid single-digit percentages.

In the second quarter of 2007, we reported consolidated revenue of $80.2 million as compared to $73.6 million for the same quarter in the prior year. The 9% revenue increase is primarily attributable to the inclusion of the additional volumes from our Blackburn acquisition, which was not part of EDC in the second quarter of 2006. The additional revenue generated by Blackburn delivered breakeven EBITDA in the quarter, as it did in Q1 of 2007.

Gross profit decreased from 17.8% of revenue or $13.1 million in the second quarter of 2006 to 12.2% of revenue or $9.8 million in the second quarter of 2007. This decrease was largely due to the lower gross margins in our U.S. businesses based on lower-than-expected volume, the margin structure in our Blackburn operation, which has lower gross margin percentages, and net favorable one-time pricing activity in the second quarter of 2006, which skews the year-over-year comparison.

Total selling, general and administrative expenses, including corporate expenses, increased to $12.2 million in the second quarter of 2007, compared to $11.5 million in the second quarter of 2006. The increase was primarily driven by the addition of Blackburn.

We generated EBITDA of $900,000 for the second quarter of 2007 compared to EBITDA of $4.8 million in the same period in the prior year. Included in this 2006 EBITDA were one-time pricing events of $1.1 million. Adjusting for this, EBITDA declined by $2.8 million. This decrease was primarily due to lower revenue from existing clients as a result of the industry declines, offset by the addition of Blackburn.

I would also note that EBITDA results described on this call are a non-GAAP financial measure. A reconciliation of EBITDA to the most comparable GAAP financial measure is available in the press release issued today.

Consolidated net loss from continuing operations in the second quarter of 2007 was $4.7 million, compared to a loss of $2.9 million for the same period in the prior year. The second-quarter 2007 loss from continuing operations per share, on weighted average outstanding shares of 69.8 million, was $0.07 compared to a loss per share of $0.04 on weighted average outstanding shares of $68.7 million for the comparative period of 2006. Including discontinued operations, net loss per share for the quarter was $0.06 compared to $0.07 in the same quarter in 2006.

For the first six months of 2007, we reported consolidated revenue of $164.2 million as compared to $143.7 million for the same period in 2006. The 14% revenue increase was attributable to the inclusion of the additional volumes from our Blackburn acquisition, offset partially by declines in our existing customers' businesses, which are generally in line with industry trends.

Gross profit decreased from $23.2 million in the first six months of 2006 to $20.7 million in the first six months of 2007, largely due to lower volumes from existing customers, which were partially offset by the addition of Blackburn.

The gross margin percentage decline from 16.1% in the first six months of 2006 to 12.6% in the first six months of 2007 was largely due to the lower gross margins in our U.S. businesses, based on lower-than-expected volume and the margin structure in our Blackburn operation, which has lower gross margins.

Total selling and general and administrative expenses, including corporate expenses, increased to $27.5 million during the first six months of 2007, compared to $23.2 million in the first six months of 2006. The increase was driven by the addition of Blackburn and approximately $2 million in stock options investigation and litigation expense, as well as consulting project costs. We also had stock-based compensation of $600,000 for the six months ended 2007 compared to $200,000 in the comparable period of 2006.

We recorded an EBITDA loss of $300,000 for the first six months of 2007 compared to $6.2 million for the same period in the prior year. As indicated above, in the first and second quarters, we took charges of approximately $2 million related to the stock options investigation and litigation, as well as consulting projects. Some of this expense is covered by our insurance carrier, but as the amount remains indeterminate, the Company intends to record this insured litigation expense recovery on a cash basis. EBITDA for the first six months of 2007, without these one-time corporate expenses, would be $1.7 million. Adjusting for these one-time corporate expenses, EBITDA declined by $4.5 million for the first six months of 2007, compared to the first six months in 2006. The decrease is primarily due to lower revenue from existing clients as a result of the industry declines.

In the first six months of 2007, we recorded a gain of $1.2 million related to the transfer of four of our discontinued messaging business foreign subsidiaries to IP Unity. We also recorded income of $300,000 related to our discontinued operations, compared to losses of $5 million in the first six months of last year.

Consolidated net loss from continuing operations in the first six months of 2007 was $11.4 million, compared to a net loss of ($6.7) million for the same period in the prior year. The six-month loss per share from continuing operations on weighted average shares outstanding of $69.7 million was ($0.16) for the first six months of 2007, compared to ($0.10) on weighted average shares outstanding of $68.5 million for the competitive period of 2006. Including discontinued operations, net loss per share for the first six months of 2007 was ($0.14) compared to ($0.17) in the same period of 2006.

Looking at our balance sheet, we ended the second quarter of 2007 with $74.5 million in unrestricted cash, down from $96.1 million at December 31, 2007. This was also down slightly from the $76.9 million we reported at the end of the first quarter. Our cash position was impacted by a reduction of long-term debt of $14.1 million in the second quarter of 2007. We ended the quarter with total long-term debt of approximately $53.2 million. Excluding the debt repayment, our cash balance would have increased by $11.7 million during the three-month period.

I would also note that, historically, we have generated virtually all of our cash in the second half of the year, specifically the fourth quarter. As such, we would currently expect to build our net cash position substantially through the rest of 2007.

Capital expenditures were $2.3 million during the quarter. This included purchases of equipment, which allowed us to gain the reversionary Universal business in 2007 rather than in 2008 as well as the purchase of a scheduled ERP software upgrade which was needed as the prior software version was no longer being supported by the vendor. Excluding these items, we spend less than $1 million in the quarter on routine maintenance CapEx and would expect to maintain this low level of maintenance capital spending for the remainder of the year. Should we be successful in our business-development initiatives, we might spend up to an additional $5 million on growth capital projects, but this would be in exchange for very attractive, strategic long-term business that we would expect to exceed our internal hurdle rates. For the full year 2007, overall capital spending, excluding growth capital projects, is expected to be at least -- at less than half the 2006 levels, offsetting a substantial portion of the year-over-year operating earnings cash shortfall we've experienced to date. Our cost-containment initiatives will continue to aggressively target capital as well as recurring expense items in this challenging operating environment.

Looking at the second half of 2007, we clearly hope to see an improvement over the first six months of the year due not only to our typical seasonal patterns but also due to an expected industry-wide return to less-severe declines than the 20% decrease experienced in the U.S. during the first half, and a strong release schedule from UMG as compared to others in the industry. As is typical in our second half, we also expected significant margin improvement as we run at or near full capacity.

However, given the continued weakness in the market being forecast by research firms, industry publications, and many of the record labels we've spoken with, and despite a healthy second-half forecast from most of our customers, EDC has elected to reduce its forecast and guidance for the remainder of the year. Our previous guidance was based on a 7% industry declines rate, coupled with forecasts from our primary customer that showed a more significant pick-up in the second half of the year. We now expect industry declines rates for the full year to be 3 to 5 percentage points worse than our previous guidance or at a 10% to 12% decline rate for the year. As a result, we expect full-year EBITDA to be down approximately 20% from 2006 levels, excluding the options-related and consulting costs of approximately $2 million in 2007. Approximately 77% of this year-over-year decline is due to the year-to-date results. A healthy release schedule, seasonal industry trends, and a more conservative view of the rate of decline in the physical CD market have all been factored into this updated guidance.

It is important to note that, for the second half, we will still be operating at or above 100% capacity during the peak delivery months. Therefore, while Jim will talk more about some of our cost-reduction initiatives, we are seeking to weigh the industry trends and the implications of further declines against our ability to meet our customer demands and SLA commitments. We do not see extensive cost-reduction opportunities during the peak seasons, but our plans to right-size the organization for 2008 and beyond will take into consideration both our existing businesses and the declines we're expecting, as well as the new business we've taken on and expect to take on in the future.

I would like now to turn the call over to Jim Caparro.

 Jim Caparro - Entertainment Distribution Company, Inc. - President, CEO

 Thanks, Jordan. For the first six months of 2007, EDC has been faced with a very challenging industry environment. The rate of decline in the physical music space has accelerated faster than anyone had expected, and the dearth of blockbuster releases has not helped to arrest this decline. However, we did have a strong month of June with a number of important releases. June was the first month this year in which EDC achieved and exceeded its operating plan, proving that quality music in this hit-driven business can and will impact our financial results. This gives us confidence, with the slate of gold and platinum artists scheduled for release over the next five months, that the year will improve.

We continue to win competitive bids for large, long-term business and are adding important customers to our client roster which are filling in for the declines we've experienced and expect to experience in the future. For the year, we have secured 77 new account relationships on a worldwide basis, including a handful of meaningful new customers. Even with the long lead times it takes to bring these clients from prospect stage to signed deals to launch operations, we're making great progress and I am confident that we will continue to have good news to report in the coming months and quarters.

In addition, we have captured the remaining Universal reversionary business almost a year early, albeit at lower profitability than we have contracted for the next year and beyond. This should be expected to lift results in the next two quarters. While these efforts will not permit us to recover from the declines experienced so far this year, they are creating a base that will help protect our ability to maintain our core profitability as our core UMG units continue to decline at industry rates.

Most importantly, EDC is delivering cost-competitive, quality products and services to the industry and people are taking notice. Our quality standards and our service levels regularly exceed our customers' requirements. We continue to make process improvements and achieve efficiency gains which are critical in a declining market. Despite the conditions we're facing, the Company is making the right decisions, taking the right actions, and focusing on the right strategies.

We have identified substantial cost-savings opportunities beyond those targeted and included in our 2007 guidance. We have already begun our implementation plan and would expect to begin seeing tangible results beginning in the fourth quarter of this year and for the full year 2008. We see opportunities to further reduce costs and expect to communicate more details on this initiative in the near future. Finally, as Jordan mentioned, we have significantly reduced our maintenance capital spending plans and will seek to maintain our free cash flow by reducing both CapEx and operating expenses.

Turning to our strategic plan, during our first-quarter conference call in May, we stated that we were focused on growth, including several acquisition opportunities, and that, if we were unable to successfully demonstrate significant progress on this growth strategy within six months, we would review all strategic opportunities not only for our operating business but also for our cash and NOLs. Since then, the Company has determined that those acquisition opportunities are less likely to lead to an economically advantageous outcome to our shareholders within the six-month timeframe and has accordingly accelerated the pursuit of all strategic alternatives.

The focus of the management team and the Board of Directors is on the creation of shareholder value. We approach our business with a very practical view of the market and will prudently explore all options while keeping in mind our fiduciary duties. As a consequence, we have determined that conversion of the EDC LLC profit interest into parent-company securities is not economically advantageous to our shareholders or feasible at this time. In addition, as many investors have asked about share repurchases by the Company or purchases by its executives, in light of our continuing strategic initiatives, after consultation with counsel, we have determined that this is not possible at this time.

In summary, EDC remains well-positioned, given the current dynamics in the market. We have a solid foundation anchored by our long-term agreement with Universal. We will continue to pursue a number of growth initiatives while concurrently exploring all strategic alternatives. Our seasoned operating management team is executing well and is poised to deliver another strong performance for our customers. As we enter the seasonally busy second half of the year. We are obviously disappointed in the industry's performance year-to-date, and it has necessitated our consideration of longer-term implications on our company and our business strategy.

In the meantime, we remain disciplined in managing the business and materially reducing our fixed costs, while at the same time proactively pursuing opportunities to strengthen EDC's growth outlook, its position in the industry, and its market value for its shareholders.

Given the confidential nature of our current strategic activities, I would respectfully request that our investors limit their questions to the historical operating results and our operating plans for the remainder of the year, as we will not be able to comment further on any of the initiatives we are considering.

I would now like to turn the call over to the operator for Q&A.

 QUESTION AND ANSWER

Operator

 Certainly, sir. (OPERATOR INSTRUCTIONS). Robert Chapman, Chapman Capital.

 Robert Chapman - Chapman Capital - Analyst

 Jim, I'd like you to explain to the owners of the company why we should have any faith in your ability to make any strategic decision on our behalf, given that, despite your close-to-$1 million income salary -- salary and total comp together -- and Mr. Bailey's total compensation in a similar realm, you took this company and allowed it to invest in obviously a poor set of assets from a growth standpoint (inaudible) reason growth literally, given at that it's a negative number -- that while Mr. Bailey appeared to be focused on exercising stock options and selling the stock into the market soon after a road show in early '06, the messaging business was falling apart and got sold for salvage value. Why is it that the owners should continue to have faith in the two of you? We think Mr. Copland is dong an excellent job, by the way, and so he's not included in this basket case of management.

Then also the second question is why should we have any faith in the directors? The average compensation for the directors according to the proxy was into the six figures. This is for a company with a market cap that is minuscule compared to six-figure compensation for Fortune 1000 companies. So we have highly paid executives and directors making horrific executive decisions and horrific oversight decisions. Why is it that we are supposed to have faith in this group of charlatans?

 Jim Caparro - Entertainment Distribution Company, Inc. - President, CEO

 Bob, no one predicted -- could have predicted, the downturn of the business at the beginning of the year.

 Robert Chapman - Chapman Capital - Analyst

 Jim, that's what you are paid to do.

 Jim Caparro - Entertainment Distribution Company, Inc. - President, CEO

 We had a sense late last year that something different was going on than what had been practiced to date -- that given what we had sensed late last year, we initiated a complete review of all of the alternatives that the Company had before it beginning the end of last year. The beginning of the year, we brought in a well-renowned consulting firm to help in that evaluation. From that, we've looked at all the alternatives that are possible, and from that, we are saying that all of the alternatives are on the table for our consideration going forward.

We are not managing the business with a sense of protectionism. We are managing the business with the sense of open objectivity. What I ask you to do is to judge us based upon the actions that we will be taking.

Operator

 David Kestenbaum, Morgan Joseph.

 David Kestenbaum - Morgan Joseph - Analyst

 Thanks a lot. Can you just talk about the CapEx? You know, what you're kind of spending on exactly, and what are the ramifications of that?

 Jordan Copland - Entertainment Distribution Company, Inc. - CFO

 David, we had done a lot of maintenance capital when we acquired the business early on. A lot of that activity allowed us to increase efficiency and productivity.

Our future capital plans, much of which was based on taking machines that we have, making them faster, adding new machines -- and what has happened with the slowdown in the growth of the Company, compared to our plans, is it allowed us to say, okay, we can forego the need to purchase this particular piece of equipment or to overhaul this other piece of equipment. Our base of capital that we're using to manufacture and distribute is fine. We had plans to grow that base by another 5 million to 7 million or 8 million, based on our thought that, if the business were growing at a faster rate, then we could utilize the existing machines we had at a higher capacity.

What we're going to end up seeing is that some of that equipment isn't going to need to be upgraded because it's not going to be utilized on a full-time basis; it's only going to be used when we are at or near full capacity. So quite frankly, while it would be nice to have everything spit-shined and polished, we actually don't need to make those expenditures in order to be achieving the targets that we have in front of us.

Having said that, we're also looking at a number of other opportunities which could result in increasing capacity. If we did that, it would be over a long-term contract and it would be something that we believe would have the right kind of payback. That's not included in the maintenance-level CapEx numbers that we quoted.

 David Kestenbaum - Morgan Joseph - Analyst

 Okay. Can you talk about how you generated cash during the quarter? Because you don't break out your cash flow statement at this point.

 Jordan Copland - Entertainment Distribution Company, Inc. - CFO

 Yes. Ostensibly, as we mentioned at the end of the first quarter, we went into the end of Q1 with higher-than-normal seasonal levels of accounts receivable, just simply based on the fact that we had payments due from some of our larger accounts that were a few days late. As a result of that, we were sitting with significantly higher receivables then we would have otherwise have.

In addition, we reduced our CapEx levels down below what was in our original plan which, while it wouldn't affect the quarterly growth number, it ostensibly allowed us to capture all of the benefit of the improvement in the working capital. Plus, we did have positive EBITDA for the quarter.

 David Kestenbaum - Morgan Joseph - Analyst

 Okay. Then finally, on the EBITDA guidance, I guess you are kind of hinting $24 million or guiding towards that type of range. But your decline is -- expected declined 10% to 12%, which is lower than what the industry has endured the last six months. Can you just give us some kind of a sensitivity analysis? What is it you (inaudible) if it continues to decline 20% or reversal, if it goes only 5% to 7% like you had previously thought?

 Jordan Copland - Entertainment Distribution Company, Inc. - CFO

 At a high level, David, the way we're looking at this right now financially is that the month of June was the first month in the last probably six that a release schedule actually had an impact on the rate of decline that we'd been seeing. We were pleasantly surprised and pleased that the month of June, with the release schedule that was in place both on a manufacturing and distribution basis, moved the needle. We are now looking at the release schedule we have in front of us for the remainder of the year.

In the face of the industry declines that we have, we think that the strength of that release schedule will more than offset what we would otherwise have seen if we had just been operating the same way we were in the first two quarters of the year, save the month of June.

So while I can't tell you that the industry isn't going to get worse, I can tell you that we're delighted that our largest client has a roster of releases that we feel really can make a difference in the face of a challenging market.

You know, I would prefer not to speculate and give sensitivities on what happens if it goes up a few more basis points, but what is a certainty is that the variability that you have when you're operating at or near full capacity in your EBITDA is lower than the variability you have when you're operating at less than full capacity -- it's just a function of economies of scale. So if you are off by the same few percentage points and if the decline rate increased a little bit more in the second half of the year as compared to what it did in the first half of the year, we would not expect to see our EBITDA declines be as dramatic as they were in the first quarter, just due to the fact that we would have covered our fixed costs at that point.

 David Kestenbaum - Morgan Joseph - Analyst

 I don't want to ask you a direct question, but maybe you could talk about why hasn't there been more industry consolidation yet.

 Jim Caparro - Entertainment Distribution Company, Inc. - President, CEO

 There's a number of discussions going on among industry players. The challenge that comes into the consolidation of infrastructures, the collapsing of rooftops, the decoupling of operations, both systems and functions, are challenges. While there are a lot of interest in having more consolidation happen among the players, the execution of that is very challenging. But I do believe that, as time goes forward, it will certainly happen.

 David Kestenbaum - Morgan Joseph - Analyst

 Okay, thanks.

Operator

 [Dwight Mamateo], Winfield Capital.

 Nelson Obis  - Winfield Capital - Analyst

 Yes, this is Nelson Obis at Winfield Capital. I'm encouraged that you're going to look at strategic alternatives. I just would like to go on record that I'm concerned that an overpaid board of your nature will have enthusiasm that's unwarranted in terms of keeping the Company as a public entity. We completely support Chapman. I guess my advice to you is it's about time you curb your enthusiasm and surface whatever intrinsic value exists, because it's very hard when you get in the boardroom to face the fact that this has been a broken business model, or at least a very disappointing one. So, I'm encouraged you're going to go the route, but keep in mind how your shareholders feel.

 Jim Caparro - Entertainment Distribution Company, Inc. - President, CEO

 We certainly will, sir.

Operator

 Brian Luster, Abernathy.

 Brian Luster - Abernathy Capital - Analyst

 Gentlemen, good afternoon. Where are NOLs today? Could you help me understand, over the course of the next 6 to 12 months, where we should expect them to head?

 Jordan Copland - Entertainment Distribution Company, Inc. - CFO

 Brian, I will have to grab the balance sheet to -- I think, as of the end of the year, we had reported $270 roughly. Again, I can confirm that number. I'm not sure exactly how to respond to that, other than to say that we believe the NOLs are extremely valuable, and as part of our review of strategic alternatives, the NOLs that we're not driving through the use of our operating resources and the profitability we drive for the business will be something that we will consider as we review all strategic alternatives.

 Brian Luster - Abernathy Capital - Analyst

 Are we being penalized the longer we wait to create some strategic alternative? Are we going to start eating into this $270 million number, excluding any additional losses that we would incur?

 Jordan Copland - Entertainment Distribution Company, Inc. - CFO

 In theory, the answer is every day that you go is a day closer to the expiration, but what we have working for us is the fact that any significant quantities of these NOLs don't begin to expire until 2016. Our belief is that, with the endorsement of the Board and the executive team, that we're working toward the resolution of these strategic alternatives on as fast a pace as is practical for the complexity of the things that we're looking at. So while I can't tell you that…I would be happier if we could have that issue result tomorrow, because it would deal with the NOLs on a shorter time basis, I don't think that the timeframes that we've laid out for investors and the timeframes we've laid out for ourselves to effectuate this process are to be sped up any more than is already sped up without affecting potential shareholder value.

Operator

 Gentlemen, there appear to be no more questions at this time. I'd like to turn the floor back over to Mr. Caparro for any closing comments.

 Jim Caparro - Entertainment Distribution Company, Inc. - President, CEO

 Thank you, everyone, for joining us today. We look forward to keeping you all informed as we progress through these next steps. Have a good day. Thank you.

Operator

 Thank you, everyone. This concludes today's conference call. You make disconnect your lines at this time, and please have a wonderful day.